Exhibit 99.1
www.mobilityelectronics.com

CONTACTS:	Tony Rossi
Financial Relations Board
310-854-8317
trossi@financialrelationsboard.com
For Immediate Release
MOBILITY ELECTRONICS REPORTS
FIRST QUARTER 2007 FINANCIAL RESULTS
SCOTTSDALE, Ariz., May 3, 2007 – Mobility Electronics, Inc. (Nasdaq: MOBE), a leading provider of innovative portable power and computing solutions, today reported financial results for the first quarter ended March 31, 2007. Total revenue was $18.9 million in the first quarter of 2007, compared with revenue of $22.8 million in the first quarter of 2006. Excluding revenues related to business lines divested during and subsequent to the end of the first quarter of 2007 (Handheld and Expansion/Docking), total revenues were $17.5 million in the first quarter of 2007, compared with $16.7 million in the first quarter of 2006. This also compares with revenue of $16.2 million in the fourth quarter of 2006, excluding revenues related to the divested businesses.
Net loss was $2.0 million, or ($0.06) per diluted share, in the first quarter of 2007, compared with a net loss of $1.3 million, or ($0.04) per diluted share, in the same quarter of the prior year. Excluding non-cash equity compensation expense and the operating results of the divested businesses, net loss was $600,000, or ($0.02) per diluted share, in the first quarter of 2007, compared with a net loss of $1.5 million, or ($0.05) per diluted share, in the same quarter of the prior year.
Charlie Mollo, President and Chief Executive Officer of Mobility Electronics, commented, “Our first quarter revenues reflect increasing sales to Targus and RadioShack, as these two customers return to more normalized ordering patterns, and the initial sales to our new distributors in the wireless carrier market. Most significantly, we secured a national roll-out for our low-power adapters with a major wireless carrier following the completion of a trial program that was initiated last year. With this planned roll-out and a trial program already in place with another major wireless carrier, we are making excellent progress in expanding the distribution for our products and diversifying our customer base.”
Product Area Highlights
•	Unit sales of universal power products for high-power mobile electronic (ME) devices, such as portable computers, were approximately 346,000 units in the first quarter of 2007.

•	Unit sales of universal power adapters for low-power ME devices, such as mobile phones, PDAs, MP3 players and digital cameras, were approximately 416,000 units in the first quarter of 2007.

•	Revenue from the sale of power products for high-power ME devices was $13.1 million in the first quarter of 2007, compared with $13.0 million in the same period of the prior year.

•	Revenue from the sale of power products for low-power ME devices was $3.4 million in the first quarter of 2007, compared with $3.0 million in the same period of the prior year.
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Mobility Electronics, Inc.

•	Revenue from the sale of all power products was $16.5 million in the first quarter of 2007, compared with $16.0 million in the same period of the prior year.
Financial Highlights
Gross margin was 28.7% in the first quarter of 2007, compared to 30.5% in the first quarter of 2006. Excluding the divested businesses, gross margin was 30.0% in the first quarter of 2007, compared to 29.6% in the first quarter of 2006. The improvement in gross margin excluding the divested businesses was primarily attributable to a decrease in manufacturing overhead as a percent of revenue from 11.1% in the first quarter of 2006 to 10.5% in 2007.
Total operating expenses in the first quarter of 2007 were $8.0 million, or 42.5% of revenue. This compares with $8.3 million, or 36.3% of revenue, in the first quarter of 2006. Excluding non-cash equity compensation expense and revenue and expenses related to the divested businesses, operating expenses were $6.4 million in the first quarter of 2007, or 36.7% of revenue, compared to $6.5 million in the first quarter of 2006, or 39.2% of revenue.
The Company’s balance sheet remained strong with $19.9 million in cash, cash equivalents, and short-term investments and an additional $2.4 million in long-term investments at March 31, 2007. The Company continued to have no long-term debt and had a current ratio of 3.7 at March 31, 2007.
Outlook
In the second quarter of 2007, excluding any revenue or expenses from divested businesses, the Company believes that total revenue will range from $16.0 million to $17.0 million, and fully diluted loss per share (excluding changes related to non-cash equity compensation and CEO retirement severance) will range from ($0.04) to ($0.05). Guidance for the second quarter of 2007 reflects no expected revenue from Dell, as the Company’s program to supply high-power adapters has ended. In addition, Mobility expects that its program to supply high-power adapters to Lenovo will end during the third quarter of 2007.
Commenting on Mobility’s outlook, Mr. Mollo said, “We are making good progress on executing on our two strategic priorities: penetrating the wireless carrier market with our lower-power products and expanding sales of our high-power products in the retail channel. We believe these two areas represent our largest growth opportunities and will help to offset the decline in lower-margin OEM revenues that we expect to see throughout the remainder of 2007. Excluding OEM revenues, we believe the return to normalized sales to Targus and RadioShack combined with our new accounts in the wireless carrier channel will help to generate consistent sales growth in future quarters.”
“In addition, we are very excited about the addition of Mike Heil as our new CEO. Mike has an outstanding track record for building successful consumer electronics companies, and he will be instrumental in helping Mobility to fully capitalize on the sizable growth opportunities available to us,” said Mr. Mollo.
Non-GAAP Financial Measures
This release makes reference to certain financial measures that are non-GAAP, including (i) net loss of $600,000 and net loss per share of ($0.02) before non-cash equity compensation and the operating results of divested businesses for the quarter ended March 31, 2007, (ii) net loss of $1.5
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million and net loss per share of ($0.05) before non-cash equity compensation and the operating results of divested businesses for the quarter ended March 31, 2006, (iii) operating expense of $6.4 million excluding non-cash equity compensation and expenses related to the divested businesses during the quarter ended March 31, 2007, (iv) operating expense of $6.5 million excluding non-cash equity compensation and expenses related to the divested businesses during the quarter ended March 31, 2006, (v) gross margin of 30.0% excluding revenue and cost of goods sold related to the divested businesses during the quarter ended March 31, 2007, and (vi) gross margin of 29.6% excluding revenue and cost of goods sold related to the divested businesses during the quarter ended March 31, 2006. The Company currently anticipates that the Expansion/Docking business will continue to be consolidated for accounting purposes under U.S. GAAP. However, the Company believes that the discussion of operating results excluding the Handheld and Expansion/Docking lines of business, and excluding non-cash equity compensation, allows management and investors to evaluate and compare the Company's operating performance on a more meaningful and consistent manner, as the Company will have no continuing involvement in the day-to-day operations of either the Handheld or Expansion/Docking lines of business. These non-GAAP financial measures should be considered in addition to, not as a substitute for, or superior to, measures of financial performance in accordance with GAAP.
About Mobility Electronics, Inc.
Mobility Electronics, Inc., based in Scottsdale, Arizona, is a developer of universal power adapters for portable computers and mobile electronic devices (e.g., mobile phones, PDAs, digital cameras, etc.) and creator of the patented iGo® intelligent tip technology. Mobility Electronics’ iGo brand offers a full line of AC, DC and combination AC/DC power adapters for portable computers and low-power mobile electronic devices. All of these adapters leverage the Company’s iGo intelligent tip technology, which enables one power adapter to power/charge hundreds of brands and thousands of models of mobile electronic devices through the use of interchangeable tips.
The Company also offers other accessories for the mobile electronic device market, such as foldable keyboards.
Mobility Electronics’ products are available at www.iGo.com as well as through leading resellers, retailers and OEM partners. For additional information call 480-596-0061, or visit www.mobilityelectronics.com.
Mobility Electronics and iGo are registered trademarks of Mobility Electronics, Inc. All other trademarks or registered trademarks are the property of their respective owners.
This press release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. The words “believe,” “expect,” “anticipate,” and other similar statements of expectations identify forward-looking statements. Forward-looking statements in this press release include expectations regarding the Company’s financial performance in the second quarter of 2007; the anticipated beneficial impact of a planned roll-out and trial program with two major wireless carriers; the anticipation that the Company will not receive any revenue from Dell in the second quarter of 2007; the expected termination of the Company’s high-power adapter program with Lenovo in the third quarter of 2007; the belief that the wireless carrier market for low-power products and retail channel for high-power products represent the two largest growth opportunities for the company and will help offset the decline in lower-margin OEM revenues that are expected throughout the remainder of 2007; the belief that the Company’s return to normalized sales to Targus and RadioShack, combined with its new accounts in the wireless carrier channel, will help to generate consistent sales growth in future quarters. These forward-looking statements are based largely on management’s expectations and involve known and unknown risks, uncertainties and other factors, which may cause the Company’s actual results, performance or achievements, or industry results, to be materially different from any future results,
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performance or achievements expressed or implied by these forward-looking statements. Risks that could cause results to differ materially from those expressed in these forward-looking statements include, among others, the loss of, and failure to replace, any significant customers; the inability of the Company’s new sales and marketing strategy to generate broader consumer awareness, increased adoption rates, or impact sell-through rates at the retail and wireless carrier level; the timing and success of product development efforts and new product introductions, including internal development projects as well as those being pursued with strategic partners; the inability to create broad consumer awareness and acceptance for the Company’s products; the timing and success of product developments, introductions and pricing of competitors; the timing of substantial customer orders; the availability of qualified personnel; the availability and performance of suppliers and subcontractors; the ability to expand and protect the Company’s proprietary rights and intellectual property; the successful resolution of unanticipated and pending litigation matters; market demand and industry and general economic or business conditions; and other factors to which this press release refers. Additionally, other factors that could cause actual results to differ materially from those set forth in, contemplated by, or underlying these forward-looking statements are included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 under the heading “Risk Factors.” In light of these risks and uncertainties, the forward-looking statements contained in this press release may not prove to be accurate. The Company undertakes no obligation to publicly update or revise any forward-looking statements, or any facts, events, or circumstances after the date hereof that may bear upon forward-looking statements. Additionally, the Company does not undertake any responsibility to update you on the occurrence of unanticipated events which may cause actual results to differ from those expressed or implied by these forward-looking statements.
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Mobility Electronics, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(000’s except per share data)
(unaudited)

	Three months ended
	March 31,
	2007	2006
Net revenue	$18,863	$22,837

Gross profit	5,406	6,957

Selling, engineering and administrative expenses	8,020	8,293

loss from operations	(2,614)	(1,336)
Interest income (expense), net	267	303
Other income (expense), net	304	20
Litigation settlement expense	—	(250)

Net loss	$(2,043)	$(1,263)

Net loss per share — Basic and diluted	$(0.06)	$(0.04)

Weighted avg common shares outstanding:
Basic and diluted	31,740	30,929

Mobility Electronics, Inc.

Mobility Electronics, Inc. and Subsidiaries
Selected Other Data
(unaudited)
Reconciliation of non-GAAP Financial Measure — Operating results by product line to net loss before non-cash equity compensation by product line:

	Three months ended			Three months ended
	March 31, 2007			March 31, 2006
	Power,			Power,
	Keyboards	Expansion &		Keyboards	Expansion &
	& Corporate	Handheld	Total	& Corporate	Handheld	Total
Net revenue	$17,471	$1,392	$18,863	$16,679	$6,158	$22,837

Gross profit	5,236	170	5,406	4,944	2,013	6,957

Selling, engineering and administrative expenses	6,925	1,095	8,020	7,056	1,237	8,293

Income (loss) from operations	(1,689)	(925)	(2,614)	(2,112)	776	(1,336)
Interest income (expense), net	267	—	267	303	—	303
Other income (expense), net	304	—	304	20	—	20
Litigation settlement expense	—	—	—	(250)	—	(250)

Net income (loss)	(1,118)	(925)	(2,043)	(2,039)	776	(1,263)
Non-cash equity compensation	518	—	518	518	—	518

Net income (loss) before non-cash equity compensation	$(600)	$(925)	$(1,525)	$(1,521)	$776	$(745)

Net loss per share before non-cash equity compensation — basic and diluted:	$(0.02)	$(0.03)	$(0.05)	$(0.05)	$0.03	$(0.02)

Weighted avg common shares outstanding — basic and diluted:	31,740	31,740	31,740	30,929	30,929	30,929
This information is being provided because management believes these are key metrics to the investment community and assist in the understanding and analysis of operating performance. Operating results by product line and corresponding net loss before non-cash equity compensation by product line should be considered in addition to, not as a substitute for, or superior to, measures of financial performance in accordance with GAAP.

Mobility Electronics, Inc.

Mobility Electronics, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(000’s)

	March 31,	December 31,
	2007	2006
	(unaudited)
ASSETS

Cash and cash equivalents	$14,014	$9,201
Short-term investments	5,913	8,143
Accounts receivable, net	17,394	20,855
Inventories	9,078	12,350
Prepaid expenses and other current assets	549	405

Total current assets	46,948	50,954
Long-term investments	2,352	4,636
Other assets, net	11,272	10,274

Total assets	$60,572	$65,864

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities	$12,642	$16,459
Long-term liabilities	—	—

Total liabilities	12,642	16,459

Total stockholders’ equity	47,930	49,405

Total liabilities and stockholders’ equity	$60,572	$65,864

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